UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

STATE NATIONAL COMPANIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 28, 2017

Dear State National Companies, Inc. Stockholder:

On or about September 15, 2017, State National Companies, Inc. (“we” or the “Company”) commenced mailing to you a definitive proxy statement, dated September 11, 2017 (the “definitive proxy statement”) relating to the special meeting of the stockholders of the Company scheduled to be held on October 24, 2017, beginning at 9:00 a.m., local time, at the corporate offices of the Company, 1900 L. Don Dodson Drive, Bedford, Texas 76021 (the “special meeting”). At the special meeting, the stockholders of the Company are being asked to consider and vote upon the following proposals, as more fully described in the definitive proxy statement: (1) to adopt the Agreement and Plan of Merger, dated as of July 26, 2017, by and among the Company, Markel Corporation (“Parent” or “Markel”) and Markelverick Corporation, a direct, wholly-owned subsidiary of Parent (“Merger Sub”) (we refer to the merger agreement as it may be amended from time to time as the “merger agreement”) (which we refer to as the “merger proposal”), (2) to approve, on a nonbinding advisory basis, certain compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger and (3) to approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes to approve the merger proposal at the special meeting.

Pursuant to the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a direct, wholly-owned subsidiary of Parent (which we refer to as the “merger”). Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each holder of shares of common stock of the Company, $0.001 par value per share (which we refer to as “Company common stock”), issued and outstanding immediately prior to such time (other than Company common stock held by the Company as treasury shares or held by subsidiaries of the Company, dissenting shares and Company restricted stock (which will be treated as described in the definitive proxy statement)) will be entitled to receive, with respect to each such share of Company common stock, $21.00 in cash, without interest and less any required withholding taxes (which we refer to as the “merger consideration”).

On September 11, 2017, a putative class action lawsuit was filed against the Company, the members of the board of directors of the Company, Parent and Merger Sub, purportedly on behalf of the public stockholders of the Company in the United States District Court for the Northern District of Texas under the caption Matthew Sciabacucchi v. State National Companies, Inc., et al., Case No. 3:17-cv-02412-G. The complaint alleges that the preliminary proxy statement relating to the merger agreement omitted material information in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, rendering such preliminary proxy statement false and misleading. Among other remedies, the action seeks to enjoin the merger and costs and attorneys’ fees.

The Company believes that the action is without merit and that no further disclosure is required to supplement the definitive proxy statement under applicable laws. However, to avoid the risk that the action may delay or otherwise adversely affect the consummation of the merger and to minimize the expense of defending such action, the Company is voluntarily making the supplemental disclosures set forth in Exhibit A. Nothing in this proxy statement supplement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the supplemental disclosures set forth herein.

Thank you in advance for your cooperation and continued support.

Sincerely,

Terry Ledbetter

Chairman and Chief Executive Officer

State National Companies, Inc.

EXHIBIT A

Supplement to Definitive Proxy Statement

The Company is voluntarily making these supplemental disclosures to the definitive proxy statement. This supplemental information should be read in conjunction with the definitive proxy statement, which we urge you to read in its entirety. As noted above, nothing in this proxy statement supplement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the supplemental disclosures set forth herein. The additional disclosures are as follows:

Opinion of the Company’s Financial Advisor

Reference is made to the section of the definitive proxy statement entitled “Opinion of the Company’s Financial Advisor” beginning on page 32 of the definitive proxy statement.

The following sentence replaces the last sentence of the third paragraph on page 34 of the definitive proxy statement:

The selected companies are identified below and referred to herein as the “U.S. Specialty Insurers”.

The table on page 34 of the definitive proxy statement is removed in its entirety, and the following table is inserted after the first paragraph on page 35 of the definitive proxy statement:

Selected Public Company	Price ($)	Q1 2017 P/BV	Q1 2017 P/TBV	2017E P/E
AMERISAFE, Inc.	56.85	2.34x	2.34x	18.0x
Baldwin & Lyons, Inc.	23.80	0.87x	0.88x	17.0x
Employers Holdings, Inc.	43.65	1.62x	1.71x	19.5x
Infinity Property & Casualty Corporation	98.35	1.53x	1.71x	22.9x
Kinsale Insurance Company	38.31	3.71x	3.77x	28.1x
Markel Corporation	1,023.60	1.66x	2.11x	24.1x	(1)
The Navigators Group, Inc.	55.95	1.37x	1.37x	22.6x
Old Republic Insurance Company	19.70	1.13x	1.17x	13.4x
ProAssurance Corporation	60.35	1.77x	2.10x	26.0x
RLI Corp.	57.56	2.99x	3.23x	28.9x
State Auto Financial Corporation	24.55	1.14x	1.14x	NM	(2)
W.R. Berkley Corporation	70.58	1.65x	1.73x	22.7x

(1)	Earnings per share estimate is based upon the change between Markel Corporation’s 2016 tangible book value and 2017 tangible book value consensus estimate in order to capture other comprehensive income, which is not captured in consensus earnings per share estimates.

(2)	Excluded given that State Auto Financial Corporation was a significant outlier with respect to its price to earnings ratio, which was trading at 75.2x.

The following information replaces the table on page 36 of the definitive proxy statement:

Selected Public Company Personal Auto Insurance Carriers	Q1 2017 P/TBV
The Allstate Corporation	1.78x
Horace Mann Educators Corporation	1.13x
Infinity Property & Casualty Corporation	1.71x
Kemper Corporation	1.22x
Mercury Insurance Group	1.77x
The Progressive Corporation	3.52x
Safety Insurance Group, Inc.	1.59x

Selected Public Insurance Broker Companies	EV/EBITDA 2017E
Aon plc	16.3x
Arthur J. Gallagher & Co.	12.0x
Brown & Brown, Inc.	11.7x
Marsh & McLennan Companies	13.6x
Willis Towers Watson Public Limited Company	12.1x

The following underlined language is added to the second paragraph on page 39 of the definitive proxy statement:

For the implied valuation range of the Company on a standalone basis, Evercore reviewed historical financial information and the Updated Projections and other information prepared by management of the Company. Evercore then utilized management’s estimates of the maximum amount of possible dividends that could be paid out each year based on management’s estimates and assuming a 220% Risk Based Capital ratio (which, per management’s guidance, is the minimum amount of capital that would be needed to run the Company’s business in compliance with applicable regulatory requirements) and that no additional capital contributions would be required (the amounts in excess of the dividends described in the section of this proxy statement titled “The Merger—Certain Company Prospective Financial Statements” are referred to therein as “Additional Dividends Available”). To determine the present value of the implied valuation of the Company, Evercore considered a range of discount rates from 11.0% to 13.0%, based upon the Company’s cost of equity, and a range of terminal values of 1.75x to 2.25x, based upon the Company’s historical trading range.

The following paragraph replaces the fourth paragraph on page 39 of the definitive proxy statement:

The dividend discount analysis is not necessarily indicative of actual values or future results. A dividend discount analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions being made, including forecast earnings, dividend payout amounts, terminal values and discount rates.

The following information replaces the table and the immediately preceding sentence on page 40 of the definitive proxy statement:

The selected precedent transactions and the P/BV, P/TBV and LTM EPS related thereto, to the extent publicly available, are set forth in the table below:

Acquiror	Target	Date Announced	P/BV	P/TBV	LTM EPS
Intact Financial Corporation	OneBeacon Insurance Group, LTD.	May 2017	1.68x	1.68x	18.6x
Liberty Mutual Group	Ironshore Inc.	December 2016	—	1.45x	—
Validus Holdings	Western World Insurance	June 2014	1.60x	—	—
Markel Corporation	Alterra Capital Holdings Limited	December 2012	1.07x	1.09x	13.8x
Nationwide Mutual Insurance Company	Harleysville Group Inc.	September 2011	2.10x	2.10x	37.5x
ACE Limited	Rain and Hail Insurance, Inc.	September 2010	1.59x	—	—
QBE Insurance Group Limited	NAU Country Insurance Company	April 2010	1.57x	2.37x	6.1x
Fairfax Financial Holdings Limited	Zenith National Insurance Corp.	February 2010	1.36x	1.39x	41.9x
Munich Reinsurance Company	HSB Group Inc.	December 2008	1.25x	—	4.5x
Tokio Marine Holdings, Inc.	Philadelphia Consolidated	July 2008	2.74x	2.79x	13.2x
Allied World	Darwin Professional U/W	June 2008	2.04x	2.14x	13.1x

Acquiror	Target	Date Announced	P/BV	P/TBV	LTM EPS
Liberty Mutual Group	Safeco Corporation	April 2008	1.84x	1.84x	25.5x
MAPFRE S.A.	The Commerce Group, Inc.	October 2007	1.57x	1.57x	9.8x
Munich Reinsurance Company	The Midland Company	October 2007	2.18x	2.20x	15.3x
D.E. Shaw & Co., L.P.	James River Group, Inc.	June 2007	2.57x	2.61x	15.1x
Liberty Mutual Group	Ohio Casualty Corporation	May 2007	1.74x	1.84x	12.1x
Farmers Group, Inc.	Bristol West Holdings, Inc.	March 2007	2.00x	2.83x	16.9x
QBE Insurance Group Limited	Winterthur U.S. Holdings, Inc.	January 2007	—	1.48x	14.3x

The following information replaces the table on page 41 of the definitive proxy statement:

Selected Personal Lines Insurance Transactions:

Acquiror	Target	Date Announced	Price/TBV
Nationwide Mutual Insurance Company	Harleysville Group	September 2011	2.10x
Liberty Mutual	Safeco Corporation	April 2008	1.84x
MAPFRE S.A.	The Commerce Group, Inc.	October 2007	1.57x
Liberty Mutual Group	Ohio Casualty Corporation	May 2007	1.84x
Farmers Group, Inc.	Bristol West Holdings, Inc.	March 2007	2.83x

Selected Personal Broker and MGA Transactions:

Acquiror	Target	Date Announced	EV/EBITDA (trailing)
Arthur J. Gallagher & Co.	Noraxis Capital Corporation	May 2014	—
Brown & Brown, Inc.	The Wright Insurance Group, LLC	January 2014	11.2x
Brown & Brown, Inc.	Beecher Carlson Holdings, Inc.	May 2013	10.2x
Willis Group Holdings Limited	Hillb Rogal & Hobbs Company	June 2008	10.9x
Maple Tree Acquisition Corporation	Hub International Limited	February 2007	12.0x
GS Capital Partners	USI Holdings Corporation	January 2007	10.2x

Interests of Certain Persons in the Merger

Reference is made to the section of the definitive proxy statement entitled “Interests of Certain Persons in the Merger” beginning on page 47 of the definitive proxy statement.

The following underlined language is added to the fourth paragraph on page 49 of the definitive proxy statement:

At this time, Parent does not expect to enter into any new definitive agreements with any of the Company’s executive officers regarding compensation and benefits on a going-forward basis following the completion of the merger. Pursuant to the merger agreement, as described under “The Merger Agreement—Employee Matters” beginning on page 74, Parent has agreed to maintain until December 31, 2018 certain levels of compensation and benefits for the employees of the Company, including the executive officers, whose employment is not terminated. Other than agreeing that any such communications would occur only after entering the merger agreement, there were no substantive communications regarding the retention of the Company’s executive officers during the negotiation of the merger agreement. In addition, since entering the merger agreement, to date, there have been no substantive communications regarding the retention of the Company’s executive officers.

Background of the Merger

Reference is made to the section of the definitive proxy statement entitled “Background of the Merger” beginning on page 23 of the definitive proxy statement.

The following disclosure replaces the first two paragraphs of the section “Background of the Merger” on page 23 of the definitive proxy statement:

The Company board of directors and senior management periodically review the Company’s operations, financial condition and performance, and long-term strategic plan and objectives, as well as industry conditions, regulatory developments and their impact on the Company’s long-term strategic plan and objectives. Prior to the Company’s initial public offering in 2014, the Company undertook a sales process but it was ultimately determined that the Company would undertake its initial public offering.

Within the past two years, the Company board of directors has reviewed and considered the current and future industry trends and risks to the Company’s ability to execute its strategic plan as a stand-alone entity. In the middle of 2015, the Company board of directors also reviewed with the Company’s senior management a range of strategic alternatives available to it, including possible acquisitions and divestitures and the Company’s standalone strategy based on management projections. During this period the Company board of directors determined that it was not appropriate at that time for the Company board of directors to consider a sale or other significant transaction involving the Company.

During the period from December 2015 through October 2016, Party 1 and Party 2 contacted representatives of the Company from time to time to discuss their interest in engaging in a transaction with the Company. Certain of these contacts included discussions suggesting the potential for a transaction at a premium to the Company’s then current stock price. Details of such discussions were presented to the Company board of directors periodically.

In November 2016, the Company board of directors discussed whether to reconsider its prior determination regarding a sale or other significant transaction involving the Company in light of the interest that had been expressed in the Company by Party 1 and Party 2. At this meeting, an executive session of the Company board of directors authorized the Company’s senior management, in consultation with the Company board of directors, to consider potential strategic alternatives for the Company, including a sale of the Company. During these discussions, it was acknowledged that the Ledbetter family had indicated a preference that any transaction result in their exit from the Company on the same basis as other stockholders.

The following language is added on page 29 of the definitive proxy statement immediately prior to the heading “State National’s Reasons for the Merger and Recommendation of State National’s Board of Directors”:

On September 20, 2017, as permitted by the terms of the merger agreement, the Company board of directors, after consultation with Skadden, unanimously determined to waive “don’t ask, don’t waive” standstill provisions contained in the confidentiality agreements entered between the Company and each of the 16 potential buyers that had entered into confidentiality agreements with “don’t ask, don’t waive” standstill provisions. On or about September 21, 2017, the Company sent letters to each potential buyer who entered into a confidentiality agreement waiving on behalf of the Company any term of the “standstill” provision contained in such confidentiality agreement that would restrict such potential buyer from contacting or communicating with the Company on a non-public basis regarding any of the matters set forth in the “standstill” provision contained in such confidentiality agreement.

Certain Company Prospective Financial Information

Reference is made to the section of the definitive proxy statement entitled “Certain Company Prospective Financial Information” beginning on page 44 of the definitive proxy statement.

The following language is added on page 47 of the definitive proxy statement immediately prior to the heading “Financing”:

Set forth in the table below is management’s estimate of the book value of the Company, assuming the maximum potential dividends that the Company is estimated to be able to pay to its stockholders as a dividend for the fiscal years ending December 31, 2017 through December 31, 2021 were paid to the Company’s stockholders.

($ in millions)

2017E	2018E	2019E	2020E	2021E
$324.3	$389.7	$446.6	$555.8	$652.1